Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on Oct. 30, 2008
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports
Third Quarter 2008 Earnings

Branchville, NJ – Oct. 30, 2008 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the third quarter ended Sept. 30, 2008.

Selective Chairman, President and CEO Gregory E. Murphy stated, “Our conservative investment philosophy and continued focus on long-term strategies, including expense management, enabled us to maintain profitability during an extremely challenging time for our industry and the economy. These strategies resulted in a statutory combined ratio of 97.6% for the quarter. Net premiums written were down 2%, while account retention held steady. In our core commercial lines operation, renewal pricing, including exposure, was down only 2% for the quarter. We are closely monitoring the pricing environment and already beginning to selectively use our advanced business analytics to drive pricing for targeted accounts.”

Selective’s third quarter 2008 highlights, compared to third quarter 2007:
-	Net income was $9.0 million, or $0.17 per diluted share, compared to $37.1 million, or $0.66 per diluted share;
-	Net realized losses on investments were $14.7 million, after-tax, or $0.28 per diluted share, compared to a gain of $1.8 million, or $0.03 per diluted share;
-	Operating income[1] was $23.7 million, or $0.45 per diluted share, compared to $35.3 million, or $0.63 per diluted share;
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Combined ratio: GAAP: 101.5% vs. 98.6%; Statutory: 97.6% vs. 96.2% (the statutory combined ratio reflects the immediate impact of cost containment initiatives; on a GAAP basis, expense improvements will be amortized in future periods);

-	Net premiums written (NPW) were down 2% to $400.5 million:
	o	Commercial lines NPW were down 3% to $344.3 million;
	o	Personal lines NPW were up 4% to $56.2 million;
-	Catastrophe (CAT) losses were $8.3 million, after-tax, vs. $1.2 million, after-tax; and
-	Investment Income, after-tax, decreased 15% to $28.5 million.

Murphy said, “Although CAT losses from Hurricane Ike in the Midwest were somewhat higher than expected, we were pleased with our overall operating performance for the quarter. All three major casualty lines of business were profitable due to ongoing underwriting improvements, and we generated favorable statutory prior year reserve development of $4 million, after-tax, primarily from the workers compensation line.”

Murphy concluded: “While not immune from the extraordinary volatility of the financial markets, our emphasis on high credit quality has helped us maintain a strong investment portfolio with an overall average rating of “AA+” as of Sept. 30, 2008. We believe we are well positioned to manage liquidity in this market given our strong short-term cash position, laddered maturity schedule in our investment portfolio, conservative reinsurance program, and access to a line of credit through the holding company.”

As announced Oct. 14, 2008, investment income was lower for the quarter primarily from: (i) reduced returns on alternative investments compared to a very strong period one year ago; and (ii) a decline in the fair market value of the company’s externally managed trading portfolio. These items totaled $5.2 million, after-tax, or $0.10 per diluted share. The net realized loss on the investment portfolio was $14.7 million, after-tax, and included non-cash other-than-temporary impairments (OTTI) of $22.7 million, after-tax. As a result of the OTTI write-downs, realized losses and the declining market value of our investment portfolio, book value per share declined 4% from the second quarter of 2008, to $18.53.

For the nine months ended Sept. 30, 2008, compared to the first nine months of 2007:
-	Net income was $58.1 million, or $1.09 per diluted share, compared to $110.3 million, or $1.92 per diluted share;
-	Net realized losses on investments were $12.4 million, after-tax, or $0.23 per diluted share, compared to a gain of $17.7 million, or $0.30 per diluted share;
-	Operating income was $70.6 million, or $1.32 per diluted share, compared to $92.6 million, or $1.62 per diluted share;
-	Combined ratio: GAAP: 100.9% vs. 98.7%; Statutory: 98.2% vs. 96.3%;
-	Net premiums written (NPW) were down 4% to $1.2 billion;
	o	Commercial lines NPW were down 6% to $1.0 billion;
	o	Personal lines NPW were up 5% to $162.2 million;
-	CAT losses were $20.1 million, after-tax, compared to $9.1 million, after-tax; and
-	Investment Income, after-tax, decreased 9% to $88.0 million.

At Sept. 30, 2008, Selective’s assets were $5 billion, including $3.6 billion in the company’s investment portfolio. The company’s Board declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable Dec. 1, 2008 to stockholders of record as of Nov. 14, 2008. There were no repurchases of Selective’s outstanding common stock during the quarter, and 1.7 million shares remain under the current four million share repurchase program.

Based on nine months results and expectations of lower investment income in the fourth quarter, Selective has adjusted 2008 earnings guidance to a range of $1.75 to $1.85 per diluted share, from a range of $2.00 to $2.20.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at

8:30 a.m. ET, on Oct. 31, 2008 at www.selective.com. The webcast will be available for rebroadcast until the close of business on Dec. 1, 2008.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended September 30:	2008	2007
Net premiums written	$400,541	409,523
Net premiums earned	372,510	378,260
Net investment income earned	36,134	43,674
Diversified Insurance Services revenue	30,481	29,331
Total revenues	417,116	455,469

Operating income	23,668	35,290
Net realized (losses) gains, net of tax	(14,676)	1,829
Net income	$8,992	37,119

Statutory combined ratio	97.6%	96.2%
GAAP combined ratio	101.5%	98.6%

Operating income per diluted share	$0.45	0.63
Net income per diluted share	0.17	0.66
Weighted average diluted shares	52,994	56,434
Book value per share	$18.53	19.64

9 months ended September 30:	2008	2007
Net premiums written	$1,177,610	1,231,631
Net premiums earned	1,128,872	1,134,624
Net investment income earned	112,515	124,179
Diversified Insurance Services revenue	90,344	89,186
Total revenues	1,315,581	1,379,617

Operating income	70,587	92,575
Net realized (losses) gains, net of tax	(12,441)	17,683
Net income	$58,146	110,258

Statutory combined ratio	98.2%	96.3%
GAAP combined ratio	100.9%	98.7%

Operating income per diluted share	$1.32	1.62
Net income per diluted share	1.09	1.92
Weighted average diluted shares	53,397	58,017
Book value per share	$18.53	19.64

*All amounts included in this release exclude inter-company transactions.

1 Operating income differs from net income by the exclusion of realized gains or losses on securities. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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